EXHIBIT 99.2

American Eagle Outfitters, Inc.
October 2006
Recorded Sales Commentary Transcript dated November 1, 2006

Good afternoon. Welcome to the American Eagle Outfitters October 2006 Sales Commentary. This is Judy Meehan, Senior Director of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

October sales reflected a continued favorable customer reception to our on-trend assortments and strong full-priced business. We experienced broad-based strength across key categories, demonstrating on-going consistency. Our initial Holiday collection arrived in stores during the fourth week of the month and was met with a positive customer response.

Total October sales of $186.4 million increased 18% compared to $157.9 million last year. We delivered a comparable store sales increase of 8%, which exceeded our expectations, with sales momentum progressing throughout the month. Our performance this October compares to a 17% comp increase in October of last year.

Our men's and women's businesses both achieved a comp in the positive high single-digits. Key categories performed well in October including men's and women's knit tops, jeans, sweaters and fleece. We are also pleased with the continued strong performance of our new aerie intimates collection, which is already emerging into a true sub-brand for American Eagle.

Sales were driven by the following positive metrics: The average transaction value increased in the high single-digits, with units per transaction and units sold per store up in the mid single-digits. Our average unit retail price increased in the low single-digits, a positive result of less promotional activity compared to last year. The number of transactions per store also increased in the low single-digits, reflecting a strong conversion rate.

Comps by week strengthened throughout the month, against positive comps last year as follows:

  Week one of low single-digits, compared to mid-teens;

  Week two of high single-digits, compared to low double-digits;

  Week three of low double-digits, compared to high-teens; and

  Week four of low double-digits, compared to mid-twenties last year.

Comps by region were as follows:

  The Northeast increased in the low double-digits;

  The Midwest and Southwest rose in the high single-digits;

  The West and Mid-Atlantic regions increased in the mid single-digits;

  The Southeast declined in the low single-digits; and

  Canada achieved a comp in the positive high-teens.

Sales at ae.com increased 50% in October, led by an improvement in the conversion rate and an increase in both units per transaction and transaction value. We have also had a positive customer reaction to the new Holiday site and are excited about the launch of our new interactive AE gift guide, which enables shopping by price, latest trends, outfits, stylist picks and most wished for.

Our new holiday floor-set arrived in stores on October 24th with similar timing to last year. We are featuring favorite key items such as sweaters, knits and fleece, as well as maintaining our focus on AE jeans this holiday season. We will update our stores before Thanksgiving with new items and marketing, which is consistent with last year.

Based on October performance, we are raising our third quarter earnings guidance to $0.64 to $0.65 per share, compared to $0.47 last year. Our previous third quarter guidance was $0.61 to $0.63 per share. The third quarter guidance includes approximately $0.01 of stock option expense, which was not reflected last year.

We will announce our third quarter earnings on Tuesday, November 14th. To listen to our conference call, please dial 877-601-0864, ten minutes before 9:00 a.m. Eastern Time, or go to our web-site, www.ae.com.

Thank you for your continued interest in American Eagle Outfitters.